UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 27, 2026
Floor & Decor Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38070	27-3730271
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Windy Ridge Parkway SE		30339
Atlanta,	Georgia
(Address of principal executive offices)		(Zip Code)
(404) 471-1634
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.001 par value per share	FND	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.            Results of Operations and Financial Condition.
On October 29, 2026, Floor & Decor Holdings, Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended September 24, 2026. The text of the press release is included as Exhibit 99.1 to this Form 8-K.
The information disclosed under this Item 2.02, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.
Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Transition of Thomas Taylor from Executive Chair to Chair of the Board
On October 28, 2026, the Board of Directors (the “Board”) of the Company approved the transition of Thomas Taylor from his role as Executive Chair of the Board to the role of non-executive Chair of the Board, effective January 1, 2027. Upon this transition, Mr. Taylor will no longer serve as an executive officer of the Company.
As non-executive Chair, for 2027, Mr. Taylor will receive an annual cash retainer of $95,000 for his service as a member of the Board and an additional annual cash retainer of $100,000 for his service as Chair of the Board. He will also receive an annual equity award with a grant date value of $150,000 for his service as a member of the Board and an additional equity award with a grant date value of $100,000 for his service as Chair of the Board. The compensation for his service as a director, excluding the Chair retainer and Chair equity award, is consistent with that provided to the Company’s other non-employee directors under the Company’s director compensation program for 2026.
Appointment of Lauren Taylor Wolfe to the Board
On October 28, 2026, the Board appointed Lauren Taylor Wolfe as a director of the Company, effective February 1, 2027. Ms. Taylor Wolfe has been appointed to serve on the Audit Committee of the Board. The Board has determined that Ms. Taylor Wolfe qualifies as an independent director under the rules of the New York Stock Exchange and satisfies the additional independence requirements for audit committee members under Rule 10A-3 under the Securities Exchange Act of 1934.
Ms. Taylor Wolfe is Co-Founder and Managing Partner of Impactive Capital, an impact-oriented investment firm she co-founded in 2018. Prior to founding Impactive Capital, she spent a decade at Blue Harbour Group, an investment management firm, where she served as Managing Director and Investing Partner. Ms. Taylor Wolfe currently serves on the board of directors of WEX Inc. and has previously served on the boards of Envestnet, Inc. and HD Supply Holdings, Inc. Ms. Taylor Wolfe holds an M.B.A. from The Wharton School at the University of Pennsylvania and a B.S., magna cum laude, from Cornell University.
There are no family relationships between Ms. Taylor Wolfe and any director or executive officer of the Company. There are no arrangements or understandings between Ms. Taylor Wolfe and any other person pursuant to which she was appointed as a director. There are no transactions involving Ms. Taylor Wolfe that would be required to be reported under Item 404(a) of Regulation S-K.
For 2027, Ms. Taylor Wolfe will receive an annual cash retainer of $95,000 for her service as a member of the Board and an additional annual cash retainer of $12,500 for her service as a member of the Audit Committee, as well as an annual equity award with a grant date value of $150,000, in each case consistent with the Company’s director compensation program for 2026.
Retirement of Norman Axelrod
On October 27, 2026, Norman Axelrod, the Company’s Lead Director, informed the Board of his decision not to stand for reelection at the Company’s 2027 annual meeting of stockholders, expected to be held in May 2027. Mr. Axelrod will continue to serve as Lead Director through the conclusion of the 2027 annual meeting, at which point he will retire from the Board. Mr. Axelrod’s decision not to stand for reelection was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Item 7.01.            Regulation FD Disclosure.
On October 29, 2026, the Company issued a press release announcing the matters described in Item 5.02 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.2 hereto.
The information in this Item 7.01, including Exhibit 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.
Item 9.01.            Financial Statements and Exhibits.
(d)    Exhibits:

Exhibit Number	Description

99.1	Earnings Release, dated October 29, 2026

99.2	Press Release, dated October 29, 2026

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOOR & DECOR HOLDINGS, INC.

Date: October 29, 2026	By:	/s/ David V. Christopherson
	Name:	David V. Christopherson
	Title:	Executive Vice President, Chief Administrative Officer and Chief Legal Officer